EXHIBIT 99.1

TRANSOCEAN LTD. REPORTS THIRD QUARTER 2016 RESULTS

•	Revenues were $903 million, compared with $943 million in the second quarter of 2016;
•	Operating and maintenance expense was $404 million, down from $500 million in the prior period;
•	Net income attributable to controlling interest was $229 million, $0.62 per diluted share, compared with $77 million, $0.21 per diluted share, in the second quarter of 2016;
•

Adjusted net income was $93 million, $0.25 per diluted share, excluding $136 million of net favorable items.  This compares with $64 million, $0.17 per diluted share, in the prior quarter, excluding $13 million of net favorable items;

•	Effective Tax Rate excluding discrete items(1) was 21.2 percent, compared with 16.3 percent in the second quarter of 2016;
•	Cash flows from operating activities were $440 million, up from $207 million in the previous quarter;
•	Revenue efficiency(2) was 100.7 percent, up from 96.5 percent in the second quarter of 2016; and
•	Contract backlog was $12.2 billion as of the October 2016 Fleet Status Report.

ZUG, SWITZERLAND—November 2, 2016—Transocean Ltd. (NYSE: RIG) today reported net income attributable to controlling interest of $229 million, $0.62 per diluted share, for the three months ended September 30, 2016.  Third quarter 2016 results included net favorable items of $136 million, $0.37 per diluted share, as follows:

•	$110 million, $0.30 per diluted share, in gains on early debt retirements;
•	$38 million, $0.10 per diluted share, in discrete tax benefits; and
•	$3 million, $0.01 per diluted share, associated with a gain on rig sales.

These net favorable items were partially offset by:

•	$11 million, $0.03 per diluted share, related to the loss on impairment of assets; and
•	$4 million, $0.01 per diluted share, in restructuring charges primarily related to employee severance.

After consideration of these net favorable items, third quarter 2016 adjusted net income was $93 million, or $0.25 per diluted share.

For the three months ended September 30, 2015, the company reported a net income attributable to controlling interest of $321 million, or $0.88 per diluted share.  Third quarter 2015 included net favorable items of $5 million, or $0.01 per diluted share.  After consideration of these net favorable items, adjusted net income was $316 million, or $0.87 per diluted share.

Revenues for the three months ended September 30, 2016, decreased $40 million sequentially to $903 million due primarily to reduced activity associated with rig retirements partly offset by higher revenue efficiency.  The company’s average revenue efficiency was 100.7 percent, compared with 96.5 percent in the second quarter of 2016.  Additionally, third quarter 2016 was favorably impacted by the full quarter’s contribution from the newbuild, ultra-deepwater drillship Deepwater Proteus.   The floater commenced operations on its 10 year contract in May 2016.

Operating and maintenance expense was $404 million, down from $500 million in the previous quarter.  The decrease was due largely to lower costs associated with stacked rigs and rig retirements, and lower personnel expense related to the company’s continuing cost management initiatives.  These decreases were partly offset by $21 million related to the grounding, salvage and preparation for recycling of the Transocean Winner.

General and administrative expense was $39 million, down from $42 million in the second quarter of 2016.  The decrease was due primarily to lower share‑based compensation expense.

The Effective Tax Rate excluding discrete items was 21.2 percent, compared with 16.3 percent in the previous quarter.  The increase was due to changes in adjusted pre-tax income, and certain operating losses where the company does not expect to realize a tax benefit.  The Effective Tax Rate(4) was (3.8) percent, down from 16.2 percent in the prior quarter.  The decrease was due largely to $38 million in discrete items related primarily to the recognition of tax benefits.

Interest expense, net of amounts capitalized, was $112 million, compared with $95 million in the prior quarter.  The increase was due primarily to the company’s senior unsecured notes issued in July 2016, partly offset by early debt retirements.  Capitalized interest increased $1 million sequentially to $41 million. Interest income was $5 million, compared with $4 million in the prior quarter.

Cash flows from operating activities increased $233 million sequentially to $440 million.  The increase was associated with a release of working capital and higher operating performance.

Third quarter 2016 capital expenditures of $246 million were primarily associated with the final shipyard payment on the newbuild, ultra-deepwater drillship Deepwater Conqueror.   This compares with capital expenditures of $458 million in the previous quarter.

“I am extremely pleased with the quarterly results,” said President and Chief Executive Officer Jeremy Thigpen.  “Due to our unwavering commitment to maximize uptime for our customers, and the outstanding performance of our crews and shore based personnel, we delivered revenue efficiency of 100 percent.”  Thigpen added, “Of note, we produced this exceptional result, while continuing to realize cost savings across the organization, which enabled us to improve our quarterly Adjusted Normalized EBITDA margin to 51 percent.”

“In October, we successfully executed on a $600 million bond secured by the newbuild drillship Deepwater Thalassa,” said Executive Vice President and Chief Financial Officer Mark Mey.  “This transaction, coupled with our previous debt offering this year, further extends our liquidity runway and improves our strategic flexibility as the market recovers.”

Non-GAAP Financial Measures

All non-GAAP financial measure reconciliations to the most comparative GAAP measure are displayed in quantitative schedules on the company’s website at: www.deepwater.com.

About Transocean

Transocean is a leading international provider of offshore contract drilling services for oil and gas wells.  The company specializes in technically demanding sectors of the global offshore drilling business with a particular focus on deepwater and harsh environment drilling services, and believes that it operates one of the most versatile offshore drilling fleets in the world.

Transocean owns or has partial ownership interests in, and operates a fleet of 57 mobile offshore drilling units consisting of 29 ultra-deepwater floaters, seven harsh-environment floaters, four deepwater floaters, seven midwater floaters and 10 high-specification jackups.  In addition, the company has five ultra-deepwater drillships and five high-specification jackups under construction or under contract to be constructed.

For more information about Transocean, please visit: www.deepwater.com.

Conference Call Information

Transocean will conduct a teleconference starting at 9 a.m. EDT, 2 p.m. CET, on Thursday, November 3, 2016, to discuss the results.  To participate, dial +1 913-312-0664 and refer to confirmation code 7805131 approximately 10 minutes prior to the scheduled start time.

The teleconference will be simulcast in a listen-only mode over the internet and can be accessed on Transocean’s website, www.deepwater.com, by selecting “Investor Relations/Overview.”  Supplemental materials that may be referenced during the teleconference will be posted to Transocean’s website and can be found by selecting “Investor Relations/Financial Reports.”

A replay of the conference call will be available after 12 p.m. EDT, 5 p.m. CET, on November 3, 2016.  The replay, which will be archived for approximately 30 days, can be accessed at +1 719-457-0820, passcode 7805131, and PIN 9876.   The replay will also be available on the company’s website.

Forward-Looking Statements

The statements described in this press release that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  These statements contain words such as "possible," "intend," "will," "if," "expect," or other similar expressions.  Forward-looking statements are based on management’s current expectations and assumptions, and are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict.  As a result, actual results could differ materially from those indicated in these forward-looking statements.  Factors that could cause actual results to differ materially include, but are not limited to, estimated duration of customer contracts, contract dayrate amounts, future contract commencement dates and locations, planned shipyard projects and other out-of-service time, sales of drilling units, timing of the company’s newbuild deliveries, operating hazards and delays, risks associated with international operations, actions by customers and other third parties, the future prices of oil and gas, the intention to scrap certain drilling rigs, the benefits, effects or results of the anticipated merger with Transocean Partners LLC, the failure to obtain Transocean Partners LLC unitholder approval for the merger and the satisfaction of other conditions to the consummation of the merger and other factors, including those and other risks discussed in the company's most recent Annual Report on Form 10-K for the year ended December 31, 2015, and in the company's other filings with the SEC, which are available free of charge on the SEC's website at: www.sec.gov.  Should one or more of these risks or uncertainties materialize (or the other consequences of such a development worsen), or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or expressed or implied by such forward-looking statements.  All subsequent written and oral forward-looking statements attributable to the company or to persons acting on our behalf are expressly qualified in their entirety by reference to these risks and uncertainties.  You should not place undue reliance on forward-looking statements.  Each forward-looking statement speaks only as of the date of the particular statement, and we undertake no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that occur, or which we become aware of, after the date hereof, except as otherwise may be required by law.  All non-GAAP financial measure reconciliations to the most comparative GAAP measure are displayed in quantitative schedules on the company’s website at: www.deepwater.com.

This press release, or referenced documents, do not constitute an offer to sell, or a solicitation of an offer to buy, any securities, and do not constitute an offering prospectus within the meaning of article 652a or article 1156 of the Swiss Code of Obligations. Investors must rely on their own evaluation of Transocean and its securities, including the merits and risks involved.  Nothing contained herein is, or shall be relied on as, a promise or representation as to the future performance of Transocean.

Notes

(1)

Effective Tax Rate excluding discrete items is defined as income tax expense from continuing operations, excluding various discrete items (such as changes in estimates and tax on items excluded from income before income taxes), divided by income from continuing operations before income tax expense excluding gains and losses on sales and similar items pursuant to the accounting standards for income taxes and estimating the annual effective tax rate.  See the accompanying schedule entitled “Supplemental Effective Tax Rate Analysis.”

(2)

Revenue efficiency is defined as actual contract drilling revenues for the measurement period divided by the maximum revenue calculated for the measurement period, expressed as a percentage.  Maximum revenue is defined as the greatest amount of contract drilling revenues the drilling unit could earn for the measurement period, excluding amounts related to incentive provisions.  See the accompanying schedule entitled “Revenue Efficiency.”

(3)

Rig utilization is defined as the total number of operating days divided by the total number of rig calendar days in the measurement period, expressed as a percentage.  See the accompanying schedule entitled “Utilization.”

(4)

Effective Tax Rate is defined as income tax expense for continuing operations divided by income from continuing operations before income taxes.  See the accompanying schedule entitled “Supplemental Effective Tax Rate Analysis.”

Analyst Contacts:

Bradley Alexander

+1 713-232-7515

Diane Vento

+1 713-232-8015

Media Contact:

Pam Easton

+1 713-232-7647

TRANSOCEAN LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except per share data)

(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2016	2015	2016	2015

Operating revenues
Contract drilling revenues	$883	$1,569	$2,912	$5,346
Other revenues	20	39	275	189
	903	1,608	3,187	5,535
Costs and expenses
Operating and maintenance	404	880	1,569	2,161
Depreciation	225	210	667	750
General and administrative	39	45	124	135
	668	1,135	2,360	3,046
Loss on impairment	(11)	(13)	(34)	(1,839)
Gain (loss) on disposal of assets, net	1	(15)	—	(20)
Operating income	225	445	793	630

Other income (expense), net
Interest income	5	5	15	17
Interest expense, net of amounts capitalized	(112)	(109)	(296)	(345)
Gain on retirement of debt	110	7	148	7
Other, net	7	(4)	9	38
	10	(101)	(124)	(283)
Income from continuing operations before income tax expense	235	344	669	347
Income tax expense (benefit)	(9)	17	82	140
Income from continuing operations	244	327	587	207
Income from discontinued operations, net of tax	—	3	—	2

Net income	244	330	587	209
Net income attributable to noncontrolling interest	15	9	32	29
Net income attributable to controlling interest	$229	$321	$555	$180

Earnings per share-basic
Earnings from continuing operations	$0.62	$0.87	$1.50	$0.48
Earnings from discontinued operations	—	0.01	—	0.01
Earnings per share	$0.62	$0.88	$1.50	$0.49

Earnings per share-diluted
Earnings from continuing operations	$0.62	$0.87	$1.49	$0.48
Earnings from discontinued operations	—	0.01	—	0.01
Earnings per share	$0.62	$0.88	$1.49	$0.49

Weighted-average shares outstanding
Basic	365	364	365	363
Diluted	365	364	365	363

TRANSOCEAN LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions, except per share data)

(Unaudited)

	September 30,	December 31,
	2016	2015

Assets
Cash and cash equivalents	$2,534	$2,339
Accounts receivable, net of allowance for doubtful accounts of less than $1 at September 30, 2016 and December 31, 2015	887	1,379
Materials and supplies, net of allowance for obsolescence of $159 and $148 at September 30, 2016 and December 31, 2015, respectively	585	635
Assets held for sale	6	8
Restricted cash	366	340
Other current assets	113	84
Total current assets	4,491	4,785

Property and equipment	27,178	26,274
Less accumulated depreciation	(6,078)	(5,456)
Property and equipment, net	21,100	20,818
Deferred income taxes, net	247	316
Other assets	329	410
Total assets	$26,167	$26,329

Liabilities and equity
Accounts payable	$257	$448
Accrued income taxes	105	82
Debt due within one year	1,069	1,093
Other current liabilities	875	1,046
Total current liabilities	2,306	2,669

Long-term debt	7,191	7,397
Deferred income taxes, net	290	339
Other long-term liabilities	967	1,108
Total long-term liabilities	8,448	8,844

Commitments and contingencies
Redeemable noncontrolling interest	21	8

Shares, CHF 0.10 par value, 393,397,220 authorized, 167,617,649 conditionally authorized, 370,967,382 issued and 365,461,629 outstanding at September 30, 2016 and CHF 15.00 par value, 396,260,487 authorized, 167,617,649 conditionally authorized, 373,830,649 issued and 364,035,397 outstanding at December 31, 2015	34	5,193
Additional paid-in capital	10,682	5,739
Treasury shares, at cost, 2,863,267 held at December 31, 2015	—	(240)
Retained earnings	4,695	4,140
Accumulated other comprehensive loss	(327)	(334)
Total controlling interest shareholders’ equity	15,084	14,498
Noncontrolling interest	308	310
Total equity	15,392	14,808
Total liabilities and equity	$26,167	$26,329

TRANSOCEAN LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

(Unaudited)

	Nine months ended
	September 30,
	2016	2015

Cash flows from operating activities
Net income	$587	$209
Adjustments to reconcile to net cash provided by operating activities:
Depreciation	667	750
Share-based compensation expense	28	47
Loss on impairment	34	1,839
Loss on disposal of assets, net	—	20
Gain on retirement of debt	(148)	(7)
Deferred income tax expense (benefit)	11	(104)
Other, net	11	55
Changes in deferred revenues, net	(30)	(118)
Changes in deferred costs, net	66	142
Changes in operating assets and liabilities	52	(348)
Net cash provided by operating activities	1,278	2,485

Cash flows from investing activities
Capital expenditures	(1,072)	(1,336)
Proceeds from disposal of assets, net	16	36
Proceeds from repayment of loans receivable	—	15
Net cash used in investing activities	(1,056)	(1,285)

Cash flows from financing activities
Proceeds from issuance of debt, net of discounts and costs	1,210	—
Repayments of debt	(1,316)	(1,306)
Deposit to cash account restricted for financing activities	(24)	—
Proceeds from cash accounts and investments restricted for financing activities	124	110
Distributions of qualifying additional paid-in capital	—	(381)
Distributions to holders of noncontrolling interest	(23)	(21)
Other, net	2	(3)
Net cash used in financing activities	(27)	(1,601)

Net increase (decrease) in cash and cash equivalents	195	(401)
Cash and cash equivalents at beginning of period	2,339	2,635
Cash and cash equivalents at end of period	$2,534	$2,234

TRANSOCEAN LTD. AND SUBSIDIARIES

FLEET OPERATING STATISTICS

	Operating Revenues (in millions)
	Three months ended			Nine months ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2016	2016	2015	2016	2015
Contract drilling revenues
Ultra-deepwater floaters	$580	$556	$768	$1,758	$2,552
Harsh environment floaters	103	100	211	383	713
Deepwater floaters	43	51	135	179	517
Midwater floaters	87	133	327	358	1,137
High-specification jackups	66	74	124	223	416
Contract intangible revenue	4	4	4	11	11
Total contract drilling revenues	883	918	1,569	2,912	5,346

Other revenues
Customer early termination fees	9	9	—	227	66
Customer reimbursement revenues and other	11	16	39	48	123
Total other revenues	20	25	39	275	189
Total revenues	$903	$943	$1,608	$3,187	$5,535

	Average Daily Revenue (1)
	Three months ended			Nine months ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2016	2016	2015	2016	2015
Ultra-deepwater floaters	$485,300	$503,000	$475,800	$492,600	$514,300
Harsh environment floaters	225,900	343,500	493,400	356,700	513,600
Deepwater floaters	234,100	238,600	368,300	266,400	355,600
Midwater floaters	240,400	304,600	350,000	303,300	343,700
High-specification jackups	143,100	137,900	172,700	143,800	173,100
Total drilling fleet	$330,900	353,700	$385,300	$360,700	$394,800

(1) Average daily revenue is defined as contract drilling revenues earned per operating day. An operating day is defined as a calendar day during which a rig is contracted to earn a dayrate during the firm contract period after commencement of operations.

TRANSOCEAN LTD. AND SUBSIDIARIES

FLEET OPERATING STATISTICS (continued)

	Utilization (2)
	Three months ended			Nine months ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2016	2016	2015	2016	2015
Ultra-deepwater floaters	45%	43%	65%	46%	66%
Harsh environment floaters	71%	46%	66%	56%	73%
Deepwater floaters	50%	52%	67%	54%	75%
Midwater floaters	42%	48%	78%	43%	84%
High-specification jackups	50%	59%	78%	57%	88%
Total drilling fleet	49%	47%	70%	49%	75%

(2) Rig utilization is defined as the total number of operating days divided by the total number of available rig calendar days in the measurement period, expressed as a percentage.

	Revenue Efficiency (3)
	Three months ended			Nine months ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2016	2016	2015	2016	2015
Ultra-deepwater floaters	100.1%	97.2%	91.5%	97.1%	95.4%
Harsh environment floaters	96.6%	98.3%	98.6%	98.0%	97.9%
Deepwater floaters	96.0%	96.9%	98.9%	96.9%	98.1%
Midwater floaters	103.5%	98.6%	98.2%	99.4%	94.6%
High-specification jackups	114.5%	86.8%	99.3%	93.4%	99.1%
Total drilling fleet	100.7%	96.5%	95.0%	97.2%	96.1%

(3) Revenue efficiency is defined as actual contract drilling revenues for the measurement period divided by the maximum revenue calculation for the measurement period, expressed as a percentage.  Maximum revenue is defined as the greatest amount of contract drilling revenues the drilling unit could earn for the measurement period, excluding amounts related to incentive provisions.

Transocean Ltd. and subsidiaries

Supplemental Effective Tax Rate Analysis

(In US$ millions, except tax rates)

	Three months ended			Nine months ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2016	2016	2015	2016	2015
Income from continuing operations before income taxes	$235	$104	$344	$669	$347
Add back (subtract):
Litigation matters	—	—	—	—	(788)
Restructuring charges	4	8	3	17	20
Loss on impairment of goodwill and other assets	11	20	13	34	1,839
Gain on disposal of other assets, net	(3)	(4)	(1)	(8)	(6)
Gain on retirement of debt	(110)	(38)	(7)	(148)	(7)
Adjusted income from continuing operations before income taxes	137	90	352	564	1,405

Income tax expense (benefit) from continuing operations	(9)	17	17	82	140
Add back (subtract):
Litigation matters	—	—	—	—	(53)
Restructuring charges	—	1	1	2	2
Loss on impairment of goodwill and other assets	—	2	—	3	155
Loss on disposal of other assets, net	—	—	—	—	1
Changes in estimates (1)	38	(5)	9	34	9
Adjusted income tax expense from continuing operations (2)	$29	$15	$27	$121	$254

Effective Tax Rate (3)	(3.8)%	16.2%	4.9%	12.3%	40.3%

Effective Tax Rate, excluding discrete items (4)	21.2%	16.3%	7.5%	21.5%	18.0%

(1)

Our estimates change as we file tax returns, settle disputes with tax authorities or become aware of other events and include changes in (a) deferred taxes, (b) valuation of allowances on deferred taxes and (c) other tax liabilities.

(2)

The three and nine months ended September 30, 2016 includes $4 million of additional tax expense (benefit) reflecting the catch-up effect of an increase (decrease) in the annual effective tax rate from the previous quarter estimate.

(3)	Our effective tax rate is calculated as income tax expense for continuing operations divided by income from continuing operations before income taxes.
(4)

Our effective tax rate, excluding discrete items, is calculated as income tax expense for continuing operations, excluding various discrete items (such as changes in estimates and tax on items excluded from income before income taxes) divided by income from continuing operations before income tax expense excluding gains and losses on sales and similar items pursuant to the accounting standards for income taxes and estimating the annual effective tax rate.

Transocean Ltd. and subsidiaries

Non-GAAP Financial Measures and Reconciliations

Adjusted Net Income and Adjusted Diluted Earnings Per Share

(in US$ millions, except per share data)

	YTD	QTD	YTD	QTD	QTD
	09/30/16	09/30/16	06/30/16	06/30/16	03/31/16
Adjusted Net Income
Net income attributable to controlling interest, as reported	$555	$229	$326	$77	$249
Add back (subtract):
Restructuring charges	15	4	11	7	4
Loss on impairment of assets	31	11	20	18	2
Gain on disposal of assets, net	(8)	(3)	(5)	(4)	(1)
Gain on retirement of debt	(148)	(110)	(38)	(38)	—
(Income) loss from discontinued operations	—	—	—	(1)	1
Discrete tax items and other, net	(34)	(38)	4	5	(1)
Net income, as adjusted	$411	$93	$318	$64	$254

Adjusted Diluted Earnings Per Share:
Diluted earnings (loss) per share, as reported	$1.49	$0.62	$0.88	$0.21	$0.68
Add back (subtract):
Restructuring charges	0.04	0.01	0.03	0.02	0.01
Loss on impairment of assets	0.08	0.03	0.05	0.04	—
Gain on disposal of assets, net	(0.02)	(0.01)	(0.01)	(0.01)	—
Gain on retirement of debt	(0.39)	(0.30)	(0.10)	(0.10)	—
(Income) loss from discontinued operations	—	—	—	—	—
Discrete tax items and other, net	(0.09)	(0.10)	0.01	0.01	—
Diluted earnings per share, as adjusted	$1.11	$0.25	$0.86	$0.17	$0.69

	YTD	QTD	YTD	QTD	YTD	QTD	QTD
	12/31/15	12/31/15	09/30/15	09/30/15	06/30/15	06/30/15	03/31/15
Adjusted Net Income
Net income (loss) attributable to controlling interest, as reported	$791	$611	$180	$321	$(141)	$342	$(483)
Add back (subtract):
Litigation matters	(735)	—	(735)	—	(735)	(735)	—
Restructuring charges	40	22	18	2	16	11	5
Loss on impairment of assets	1,713	29	1,684	13	1,671	797	874
Gain on disposal of assets, net	(12)	(5)	(7)	(1)	(6)	(5)	(1)
Gain on retirement of debt	(23)	(16)	(7)	(7)	—	—	—
Gain on disposal of assets in discontinued operations	(1)	—	(1)	(1)	—	—	—
(Income) loss from discontinued operations	(1)	1	(2)	(3)	1	(1)	2
Discrete tax items and other, net	(35)	(27)	(8)	(8)	—	(1)	1
Net income, as adjusted	$1,737	$615	$1,122	$316	$806	$408	$398

Adjusted Diluted Earnings Per Share:
Diluted earnings (loss) per share, as reported	$2.16	$1.66	$0.49	$0.88	$(0.39)	$0.93	$(1.33)
Add back (subtract):
Litigation matters	(2.02)	—	(2.02)	—	(2.02)	(2.02)	—
Restructuring charges	0.11	0.06	0.04	—	0.04	0.03	0.01
Loss on impairment of assets	4.67	0.08	4.61	0.03	4.60	2.18	2.41
Gain on disposal of assets, net	(0.02)	(0.01)	(0.02)	—	(0.02)	(0.01)	—
Gain on retirement of debt	(0.06)	(0.04)	(0.02)	(0.02)	—	—	—
Gain on disposal of assets in discontinued operations	—	—	—	—	—	—	—
(Income) loss from discontinued operations	—	—	—	—	—	—	0.01
Discrete tax items and other, net	(0.10)	(0.07)	(0.02)	(0.02)	—	—	—
Diluted earnings per share, as adjusted	$4.74	$1.68	$3.06	$0.87	$2.21	$1.11	$1.10